UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 27, 2005

Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho  83716-9632

(Address of principal executive offices)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01       Entry into a Material Definitive Agreement

In June 1997, the Board of Directors approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later of the date of their appointment to the Board of Directors, and (ii) June 30, 1997, the date on which the resolutions approving the program were passed by the Board of Directors.  In connection with Ms. Mercedes Johnson’s appointment to the Company’s Board of Directors (see Item 5.02 below), Ms. Johnson was granted a fully vested option for 10,000 shares with an exercise price of $10.58 pursuant to the standard Material Option Terms on the Form of Agreement previously filed with the Commission.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 27, 2005, the Company’s Board of Directors appointed Mercedes Johnson as a member of the Board of Directors.  Ms. Johnson is expected to be appointed to the Audit Committee of the Board of Directors, effective July 18, 2005.  The full text of the press release issued in connection with the appointment of Ms. Johnson to the Board of Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Company paid $71.3 million for fiscal 2004 and $58.7 million (to date) for fiscal 2005 to Lam Research Corporation for semiconductor manufacturing equipment and related services.  Ms. Johnson, whose employment with Lam Research Corporation ended in January of 2005, is the former Sr. Vice President, Finance and Chief Financial Officer of Lam Research Corporation.

Item 5.03.      Amendments to Articles of Incorporation or Bylaws; Change in Financial Year

Effective June 27, 2005, the Company’s Board of Directors amended the Bylaws of the Company to increase the authorized number of directors from seven to eight in order to effectuate the appointment of Ms. Johnson to the Company’s Board of Directors.  See Item 5.02 above and Exhibit 3.8 to this Current Report on Form 8-K.

Item 9.01.      Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

3.8	Twenty-Fifth Amendment to Bylaws
99.1	Press Release issued on June 28, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date: July 1, 2005	By:	/s/ W. G. Stover, Jr.
	Name:	W. G. Stover, Jr.
	Title:	Vice President of Finance and
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED JULY 1, 2005

Exhibit	Description

3.8	Twenty-Fifth Amendment to Bylaws
99.1	Press Release issued on June 28, 2005